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                        HOUSTON INDUSTRIES INCORPORATED
                                   EXHIBIT 99
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                        HOUSTON INDUSTRIES ENERGY, INC.
                 LONG-TERM PROJECT INCENTIVE COMPENSATION PLAN

                          (Effective January 1, 1994)


                                Second Amendment


                 Houston Industries Incorporated, a Texas corporation (the "Company"), established the Houston Industries Energy, Inc. Long-Term Project Incentive Compensation Plan, effective January 1, 1994 and as amended (the "Plan"), and having reserved the right under Article XIV thereof to amend the Plan, does hereby amend the definition of Project Review Committee contained in
Article I of the Plan, effective as of December 6, 1995, to read as follows:

                 "PROJECT REVIEW COMMITTEE: The individual(s) or business entity appointed by the Chairman of the Board of Houston Industries Incorporated to review and determine the financial success of projects closed during a given Plan Year and to perform the other duties specified herein."

                 IN WITNESS WHEREOF, Houston Industries Incorporated has caused these presents to be executed by the duly authorized Chairman of the Benefits Committee in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, this 19th day of December, 1995, but effective as of the date stated herein.

                                        HOUSTON INDUSTRIES INCORPORATED


                                        By   /s/ D. D. Sykora
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                                             D. D. Sykora
                                             Chairman of the Benefits Committee

ATTEST:


/s/ Richard B. Dauphin
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Assistant Corporate Secretary